Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2012 RESULTS

Strong Cash Flow Generation and Improved Earnings for the

Full Year Driven by Margin Recovery and Restructuring Benefits

PERRYSBURG, Ohio (January 30, 2013) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ending December 31, 2012.

Highlights

•      Full year 2012 earnings from continuing operations attributable to the Company were $1.12 per share (diluted), compared with a loss of $3.06 per share in 2011. Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) (non-GAAP) were $2.64 per share in 2012, compared with $2.43 per share in 2011. Full year 2012 adjusted earnings were up nearly 9 percent despite substantial foreign currency headwinds.

•      Fourth quarter 2012 adjusted earnings were $0.40 per share, compared with $0.48 per share in the same period of 2011. As expected, adjusted earnings were dampened by lower segment operating profit, primarily in Europe. This decrease was partially offset by a lower effective tax rate.

•      O-I generated $290 million in free cash flow(2) (non-GAAP) for the full year 2012, up more than 30 percent from 2011. The increase was driven by growth in earnings and improvements in working capital management. The Company’s leverage ratio improved to 2.67 times EBITDA at year end 2012, compared to 2.88 times EBITDA at the end of prior year.

•      Interest expense declined in 2012 compared to the prior year, due in part to cash debt repayments of $321 million in 2012.

•      The Company successfully focused on initiatives to recover margin. Higher prices outpaced cost inflation for the year and also allowed partial recovery of unrecovered inflation in 2011.

•      Full year 2012 segment operating profit increased by $35 million versus the prior year, buoyed by improved manufacturing performance in North America and restructuring benefits in Asia Pacific.

•      The Company expects increased free cash flow in 2013, driven by improved operating results as cost efficiency and restructuring programs take hold, particularly in the second half of the year.

Commenting on 2012 results, Chairman and Chief Executive Officer Al Stroucken said, “Our improved segment operating profit over 2011 reflects the success of our pricing strategy to recover margins, as well as significant improvements to the bottom line performance of our North American and Asia Pacific operations. To enhance our competitiveness in the challenging European market, we recently launched an asset optimization program aimed at more effectively meeting customer requirements and improving profitability. Overall, we continued to strengthen our balance sheet by generating significantly higher free cash flow than in the prior year and further reducing our debt.”

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations as cited in Note 1 in this release.

(2)  Free cash flow is calculated as cash provided by continuing operating activities less capital expenditures.

Full Year 2012

Full year net sales were $7.0 billion in 2012, down from $7.4 billion in 2011, as unfavorable currency translation and a decline in volume were partially offset by higher prices.

The Company achieved a more than 4 percent increase in price and product mix in 2012. Improved price outpaced cost inflation by $128 million for the year, and also allowed partial recovery of unrecovered inflation from 2011.

Volume declined 5 percent (tonnes shipped) compared with the prior year. This decline was driven by Europe, where shipments slowed due to persistently sluggish macroeconomic conditions, as well as a stronger than anticipated share shift to smaller competitors in response to O-I’s pricing strategy.

Segment operating profit increased by $35 million versus the prior year, buoyed by improved manufacturing performance in North America and restructuring benefits in Asia Pacific. The decline in segment operating profit in Europe was largely due to the impact of lower sales and production volume and foreign currency headwinds. On the whole, segment operating margin(3) expanded 100 basis points, reaching 13.4 percent for the full year 2012.

Net interest expense in 2012 declined by $39 million (excluding Note 1 charges in 2011 related to debt refinancing activities) compared to the prior year, primarily due to debt reduction and lower interest rates from refinancing activities undertaken in 2011.

O-I reported full year 2012 earnings from continuing operations attributable to the Company of $1.12 per share (diluted), compared with a loss of $3.06 per share in 2011. Excluding certain items management considers not representative of ongoing operations, adjusted earnings (non-GAAP) were $2.64 per share in 2012, compared with $2.43 per share in 2011.

In 2012, pension contributions were $219 million, up from $59 million in the prior year, as the Company made significant discretionary contributions to reduce long-term pension liabilities and increase the Company’s future financial flexibility.

Asbestos-related cash payments in 2012 amounted to $165 million, down $5 million from 2011. New lawsuits and claims filed in 2012 continued to decline compared to the prior year. The Company conducted its annual comprehensive review of asbestos-related liabilities in the fourth quarter of 2012. As a result of that review, O-I recorded a charge of $155 million (before and after tax amount attributable to the Company), as presented in Note 1.

The Company’s cash flow focus continued to gain momentum in 2012. O-I generated $290 million in free cash flow (non-GAAP) for the full year 2012, compared with $220 million in 2011. The increase was due to growth in earnings and improvements in working capital management.

The Company remained disciplined in its capital allocation, as evidenced by cash debt repayments of $321 million and the repurchase of $27 million of the Company’s outstanding shares in 2012.

The Company’s leverage ratio improved to 2.67 times EBITDA at year end 2012, compared to 2.88 times EBITDA at the end of the prior year.

Fourth Quarter 2012

Net sales in the fourth quarter of 2012 were $1.75 billion, down from $1.82 billion in the prior year fourth quarter. Volume, in terms of tonnes shipped, decreased by 7 percent year-over-year. The decline in

(3)  Segment operating margin is defined as segment operating profit divided by segment sales.

volume was most pronounced in Europe, due to lower end-use demand. South America continued to report strong growth in volume.

O-I reported fourth quarter 2012 segment operating profit of $164 million, down from $200 million in the prior year. Sales prices increased more than 5 percent, which outpaced the impact of cost inflation. However, this was more than offset by lower global shipments and higher manufacturing and delivery costs, primarily due to production curtailment in Europe.

Net interest expense was lower than the prior year, primarily due to debt reduction and lower interest rates from refinancing activities undertaken in 2011.

Excluding the impact of items listed in Note 1, the Company’s tax provision from continuing operations was approximately $7 million in the fourth quarter of 2012, compared to $23 million in the prior year period.

O-I’s fourth quarter 2012 adjusted earnings were $0.40 per share, compared with $0.48 per share in the same period of 2011, due to lower segment operating profit.

In the fourth quarter of 2012, the Company recorded several significant non-cash charges to reported results that are presented in Note 1 below. Management considers these charges not representative of ongoing operations.

Outlook

Commenting on the Company’s outlook for full year 2013, Stroucken said, “We expect continued growth in emerging regions and stable market conditions in North America. Macroeconomic uncertainty continues to challenge visibility in Europe. In all, our global presence should enable us to achieve modest volume growth in 2013, and we see higher prices keeping pace with cost inflation. We are focused on our global cost reduction initiatives and our European asset optimization program, which will drive continued growth in free cash flow and earnings. While deleveraging remains our number one priority for capital allocation, shareholders should expect continued modest share repurchases.”

O-I expects full-year 2013 free cash flow to be at least $300 million, and adjusted earnings to be in the range of $2.60 to $3.00 per share.

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31
	2012		2011
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Loss from Continuing Operations Attributable to the Company	$(162)	$(0.99)	$(774)	$(4.71)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge to adjust the carrying value of the Asia Pacific region’s goodwill			640	3.86
Charge for asbestos-related costs	155	0.94	165	1.00
Restructuring, asset impairment and related charges	121	0.73	63	0.38
Gain on China land compensation	(33)	(0.20)
Net benefit related to changes in unrecognized tax positions	(14)	(0.09)	(15)	(0.09)
Reconciling item for dilution effect(1)		0.01		0.04
Adjusted Earnings	$67	$0.40	$79	$0.48

	Twelve months ended December 31
	2012		2011
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings (loss) from Continuing Operations Attributable to the Company	$186	1.12	$(501)	$(3.06)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge to adjust the carrying value of the Asia Pacific region’s goodwill			640	3.86
Charge for asbestos-related costs	155	0.94	165	1.00
Restructuring, asset impairment and related charges	144	0.87	91	0.54
Gain on China land compensation	(33)	(0.20)
Net benefit related to changes in unrecognized tax positions	(14)	(0.09)	(15)	(0.09)
Charges for note repurchase premiums and write-off of finance fees			24	0.15
Reconciling item for dilution effect(1)				0.03
Adjusted Earnings	$438	$2.64	$404	$2.43

(1) This reconciling item is related to the difference between the calculation of earnings per share for reported earnings and adjusted earnings. For reported earnings, for the three months ending December 31, 2012 and for the three months and full year ended December 31, 2011, diluted earnings per share of common stock were equal to basic earnings per share due to the loss from continuing operations recorded in each period. Diluted shares outstanding were used to calculate adjusted earnings per share for the three months and full years ending December 31, 2012 and December 31, 2011.

Company profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.0 billion in 2012, the Company is headquartered in Perrysburg, Ohio, USA, and employs approximately 22,500 people at 79 plants in 21 countries. O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. For more information, visit www.o-i.com or www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and Australia, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for January 31, 2013

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Thursday, January 31, 2013, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on January 31. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contacts:                                             O-I, Erin Crandall, 567-336-2355 — Investor Relations

O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2013 earnings conference call is currently scheduled for Wednesday, April 24, 2013, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011 (a)	2012	2011 (a)

Net sales	$1,748	$1,818	$7,000	$7,358
Manufacturing, shipping and delivery expense	(1,470)	(1,514)	(5,626)	(5,969)

Gross profit	278	304	1,374	1,389

Selling and administrative expense	(145)	(130)	(555)	(556)
Research, development and engineering expense	(17)	(19)	(62)	(71)
Interest expense (b)	(61)	(68)	(248)	(314)
Interest income	2	3	9	11
Equity earnings	17	14	64	66
Royalties and net technical assistance	4	4	17	16
Other income	9	5	19	11
Other expense (c)	(235)	(882)	(290)	(948)

Earnings (loss) from continuing operations before income taxes	(148)	(769)	328	(396)

Income tax benefit (provision) (d)	5		(108)	(85)

Earnings (loss) from continuing operations	(143)	(769)	220	(481)

Gain (loss) from discontinued operations	2	3	(2)	1

Net earnings (loss)	(141)	(766)	218	(480)

Net earnings attributable to noncontrolling interests	(19)	(5)	(34)	(20)

Net earnings (loss) attributable to the Company	$(160)	$(771)	$184	$(500)

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(162)	$(774)	$186	$(501)
Gain (loss) from discontinued operations	2	3	(2)	1
Net earnings (loss)	$(160)	$(771)	$184	$(500)

Basic earnings per share:
Earnings (loss) from continuing operations	$(0.99)	$(4.71)	$1.13	$(3.06)
Gain (loss) from discontinued operations	0.02	0.02	(0.01)	0.01
Net earnings (loss)	$(0.97)	$(4.69)	$1.12	$(3.05)

Weighted average shares outstanding (000s)	164,052	163,957	164,474	163,691

Diluted earnings per share:
Earnings (loss) from continuing operations	$(0.99)	$(4.71)	$1.12	$(3.06)
Gain (loss) from discontinued operations	0.02	0.02	(0.01)	0.01
Net earnings (loss)	$(0.97)	$(4.69)	$1.11	$(3.05)

Diluted average shares (000s)	164,052	163,957	165,768	163,691

(a)         Amounts for the year ended December 31, 2011 reflect the retrospective application of the change in inventory method.  The effect of this change is an increase in net earnings of $10 million, or $0.06 per diluted share.  There is no effect of this change on the three months ended December 31, 2011.

(b)         Amount for the year ended December 31, 2011 includes charges of $25 million ($24 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of this charge is a reduction in earnings per share of $0.15. There is no impact on the three months ended December 31, 2011.

(c)          Amount for the three months ended December 31, 2012 includes charges of $135 million ($121 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges.  The effect of this charge is a reduction in earnings per share of $0.73.

Amount for the year ended December 31, 2012 includes charges of $168 million ($144 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges.  The effect of this charge is a reduction in earnings per share of $0.87.

Amount for the three months and year ended December 31, 2012 includes charges of $155 million (before and after tax amount attributable to the Company) to increase the accrual for estimated future asbestos-related costs.  The effect of this charge is a reduction in earnings per share of $0.94.

Amount for the three months and year ended December 31, 2012 includes a gain of $61 million ($33 million after tax amount attributable to the Company) related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government.  The effect of this gain is an increase in earnings per share of $0.20.

Amount for the three months ended December 31, 2011 includes charges of $71 million ($63 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges.  The effect of this charge is a reduction in earnings per share of $0.38.

Amount for the year ended December 31, 2011 includes charges of $112 million ($91 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges.  The effect of this charge is a reduction in earnings per share of $0.54.

Amount for the three months and year ended December 31, 2011 includes charges of $165 million (before and after tax amount attributable to the Company) to increase the accrual for estimated future asbestos-related costs.  The effect of this charge is a reduction in earnings per share of $1.00.

Amount for the three months and year ended December 31, 2011 includes charges of $641 million ($640 million after tax amount attributable to the Company) for goodwill impairment.  The effect of this charge is a reduction in earnings per share of $3.86.

(d)         Amount for the three months and year ended December 31, 2012 includes a tax benefit of $14 million for certain tax adjustments.  The effect of this tax benefit is an increase in earnings per share of $0.09.

Amount for the three months and year ended December 31, 2011 includes a tax benefit of $15 million for certain tax adjustments.  The effect of this tax benefit is an increase in earnings per share of $0.09.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$431	$400
Receivables, less allowances for losses and discounts	968	1,158
Inventories	1,139	1,061
Prepaid expenses	110	124

Total current assets	2,648	2,743

Investments and other assets:
Equity investments	294	315
Repair parts inventories	133	155
Pension assets		116
Deposits, receivables and other assets	675	687
Goodwill	2,079	2,082

Total other assets	3,181	3,355

Property, plant and equipment, at cost	6,667	6,899
Less accumulated depreciation	3,898	4,022

Net property, plant and equipment	2,769	2,877

Total assets	$8,598	$8,975

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$319	$406
Current portion of asbestos-related liabilities	155	165
Accounts payable	1,032	1,038
Other liabilities	656	636

Total current liabilities	2,162	2,245

Long-term debt	3,454	3,627
Deferred taxes	182	212
Pension benefits	846	871
Nonpension postretirement benefits	264	269
Other liabilities	329	404
Asbestos-related liabilities	306	306
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2
Capital in excess of par value	3,005	2,991
Treasury stock, at cost	(425)	(405)
Retained loss	(195)	(379)
Accumulated other comprehensive loss	(1,506)	(1,321)

Total share owners’ equity of the Company	881	888
Noncontrolling interests	174	153

Total share owners’ equity	1,055	1,041

Total liabilities and share owners’ equity	$8,598	$8,975

(a)         Amounts for December 31, 2011 reflect the retrospective application of the change in inventory method. The effect of this change is an increase to Inventories and Retained loss of $49 million.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$(141)	$(766)	$218	$(480)
(Gain) loss from discontinued operations	(2)	(3)	2	(1)
Non-cash charges:
Depreciation	91	97	378	405
Amortization of intangibles and other deferred items	9	4	34	17
Amortization of finance fees and debt discount	9	8	33	32
Pension expense	23	22	92	91
Restructuring, asset impairment and related charges	135	71	168	112
Gain on China land compensation	(61)		(61)
Future asbestos-related costs	155	165	155	165
Charge for goodwill impairment		641		641
Other	(20)	(24)	3	8
Pension contributions	(143)	(16)	(219)	(59)
Asbestos-related payments	(79)	(68)	(165)	(170)
Cash paid for restructuring activities	(19)	(12)	(66)	(39)
Other changes in non-current assets and liabilities	(14)	(13)	(73)	(100)
Change in components of working capital	406	118	81	(117)
Cash provided by continuing operating activities	349	224	580	505
Cash utilized in discontinued operating activities	(1)	(1)	(5)	(2)
Total cash provided by operating activities	348	223	575	503
Cash flows from investing activities:
Additions to property, plant and equipment	(112)	(81)	(290)	(285)
Acquisitions, net of cash acquired		4	(5)	(144)
Net cash proceeds related to sale of assets and other	46	2	95	3
Net payments to fund minority partner loan	(30)		(21)
Cash utilized in investing activities	(96)	(75)	(221)	(426)
Cash flows from financing activities:
Additions to long-term debt		5	119	1,465
Repayments of long-term debt	(127)	(48)	(402)	(1,797)
Increase (decrease) in short-term loans	(27)	40	(38)	80
Net receipts (payments) for hedging activity	2		27	(22)
Payment of finance fees		(1)	(1)	(19)
Dividends paid to noncontrolling interests		(3)	(24)	(35)
Treasury shares purchased	(13)		(27)
Contribution from noncontrolling interests	3		3
Issuance of common stock and other	2		4	5
Cash utilized in financing activities	(160)	(7)	(339)	(323)
Effect of exchange rate fluctuations on cash	3	3	16	6
Increase (decrease) in cash	95	144	31	(240)
Cash at beginning of period	336	256	400	640
Cash at end of period	$431	$400	$431	$400

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011 (a)	2012	2011 (a)
Net sales:
Europe	$629	$697	$2,717	$3,052
North America	455	463	1,966	1,929
South America	370	345	1,252	1,226
Asia Pacific	287	281	1,028	1,059

Reportable segment totals	1,741	1,786	6,963	7,266

Other	7	32	37	92

Net sales	$1,748	$1,818	$7,000	$7,358

Segment operating profit (b):

Europe	$18	$46	$307	$345
North America	39	42	288	222
South America	73	85	227	250
Asia Pacific	34	27	113	83

Reportable segment totals	164	200	935	900

Items excluded from segment operating profit:
Retained corporate costs and other	(24)	(27)	(106)	(75)
Restructuring, asset impairment and related charges	(135)	(71)	(168)	(112)
Charge for asbestos related costs	(155)	(165)	(155)	(165)
Gain on China land compensation	61		61
Charge for goodwill impairment		(641)		(641)

Interest income	2	3	9	11
Interest expense	(61)	(68)	(248)	(314)
Earnings (loss) from continuing operations before income taxes	$(148)	$(769)	$328	$(396)

(a)         Amounts for the three months and year ended December 31, 2011  reflect the retrospective application of the change in inventory method and in the allocation of pension costs to the Company’s segments. The effect of these changes for the three months ended December 31, 2011 is a decrease in Segment operating profit of $1 million and a decrease in Retained corporate and other of $1 million.  The effect of these changes for the year ended December 31, 2011 is an increase in Segment operating profit of $6 million and a decrease in Retained corporate costs and other of $4 million.

The following notes relate to segment operating profit:

(b)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from segment operating profit to earnings from continuing operations before income taxes is included in the tables above.